As filed with the Securities and Exchange Commission on March 12, 2010
Registration No. 333-138232

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Home Diagnostics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2599392 (I.R.S. Employer Identification No.)
Home Diagnostics, Inc.
2400 NW 55th Ct.
Fort Lauderdale, Florida 33309
(954) 677-9201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Peter F. Ferola, Esq.
Vice President and General Counsel
Home Diagnostics, Inc.
2400 NW 55th Ct.
Fort Lauderdale, Florida 33309
(954) 677-9201
(Name, address, including zip code, and telephone number, including area code of agent for service)
With copies to to:

Clifford E. Neimeth, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9383 neimethc@gtlaw.com	Edwin T. Markham, Esq. Satterlee Stephens Burke & Burke LLP 230 Park Avenue New York, New York 10169 (212) 818-9200 emarkham@ssbb.com
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Home Diagnostics, Inc. a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, registered under the Registration Statement on Form S-8 (Registration Number 333-138232) filed by the Company on October 26, 2006 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of 5,139,579 shares of Common Stock offered under the Home Diagnostics, Inc. 2006 Equity Incentive Plan, 2002 Stock Option Plan, 1992 Stock Option Plan and 2002 individual stock option plans (the “Plans”).
     On February 2, 2010, the Company entered into an Agreement and Plan of Merger with Nipro Corporation, a corporation organized under the laws of Japan (“Parent’), and Nippon Product Acquisition Corporation, a Delaware corporation (“Purchaser”), and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Company expects the Merger to become effective on March 15, 2010 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger will be cancelled and (other than shares held in the treasury of the Company or by the Company’s subsidiaries, Parent or Parent’s subsidiaries or shares with respect to which appraisal rights are properly exercised under Delaware law) converted into the right to receive $11.50 per share in cash, without interest and less any applicable withholding taxes.
     The Company has terminated the Plans and hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this March 12, 2010.

HOME DIAGNOSTICS, INC.
Date: March 12, 2010	By:	/s/ Peter Ferola
Peter Ferola
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald L. Rubin	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	March 12, 2010

* George H. Holley	Chairman of the Board	March 12, 2010

* Donald P. Parson	Vice Chairman of the Board	March 12, 2010

* G. Douglas Lindgren	Director	March 12, 2010

* Richard A. Upton	Director	March 12, 2010

* Tom Watlington	Director	March 12, 2010

* Joseph H. Capper	President, CEO and Director (Principal Executive Officer)	March 12, 2010

*By	/s/ Peter Ferola
Peter Ferola
Attorney-in-Fact
March 12, 2010